Exhibit 15.3

Yatsen Holding Limited

Floor 39, Poly Development Plaza

No. 832 Yue Jiang Zhong Road, Haizhu District

Guangzhou 510335

People’s Republic of China

22 April 2025

Dear Sirs

Yatsen Holding Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Yatsen Holding Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2024 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 6. Directors, Senior Management and Employees—E. Share Ownership—Enforceability of Civil Liabilities” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under this heading into the Company’s registration statements on Form S-8 (File No. 333-256027 and File No. 333-281942) that was filed on 12 May 2021 and 5 September 2024, respectively, pertaining to the Company’s share incentive plans.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP